CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated May 22, 2020, relating to the financial statements and financial highlights of Centerstone Investors Fund and Centerstone International Fund, each a series of Northern Lights Fund Trust III (formerly of Centerstone Investors Trust), for the year ended March 31, 2020, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Other Service Providers” and “Portfolio Holdings Information” in the Statement of Additional Information.

Cohen & Company, Ltd.

Cleveland, Ohio

March 3, 2021